Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Jamf Holding Corp. Omnibus Incentive Plan and the Amended and Restated Jamf Holding Corp. 2017 Stock Option Plan of Jamf Holding Corp. of our report dated March 9, 2020, (except for the effect of the stock split discussed in the second paragraph of Note 16 to the consolidated financial statements, as to which the date is July 14, 2020), with respect to the consolidated financial statements of Jamf Holding Corp. included in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-239535), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

July 24, 2020